PROSPECTUS Dated May 1, 1996                      Pricing Supplement No. 57 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                            December 12, 1996
                                                                Rule 424(b)(3)


                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes




               The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes --Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

               The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley Group Inc. upon 30 to 35 calendar days notice on any December 27 or June 27, commencing December 27, 1998.


Principal Amount:            $10,000,000

Maturity Date:               December 27, 2011

Interest Rate:               7.50% per annum

Interest Accrual Date:       December 27, 1996

Interest Payment Dates:      Each December 27 and June 27,
                             commencing June 27, 1997

Redemption Dates:            Redeemable in whole, but not in part, at
                             the option of Morgan Stanley Group
                             Inc. upon 30 to 35 calendar days notice
                             on any December 27 or June 27
                             commencing December 27, 1998

Minimum  Denomination:       $1,000

CUSIP:                       61745EJF9

Redemption  Percentage:      100%

Annual Redemption
 Percentage Reduction:       N/A

Interest Payment Period:     Semi-annually

Specified Currency:          U.S. Dollars

Issue Price:                 100%

Settlement Date
 (Original Issue Date):      December 27, 1996

Book Entry Note or
 Certificated Note:          Book Entry Note

Senior Note or
 Subordinated Note:          Senior Note

Total Amount of OID:         N/A

Original Yield to Maturity:  N/A

Initial Accrual Period OID:  N/A

Trustee:                     The Chase Manhattan Bank


               Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.



                             MORGAN STANLEY & CO.
                                   Incorporated